SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
________________________ FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 31, 2004

SYS
(Exact Name of Registrant as Specified in Charter)

California	000-04169	95-2467354
__________________________________________________________________________________
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 715-5500

(none)
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

On March 31, 2004 , SYS acquired all of the outstanding stock of Polexis, Inc., ("the Company") a privately held, San Diego-based provider of advanced data management software for approximately $6.5 million in cash, stock, notes, and assumption of debt. The transaction was completed pursuant to an Agreement and Plan of Merger among SYS, Shadow Research International, Inc., a wholly owned subsidiary of SYS and Polexis, Inc. and the Polexis principal shareholders ("Agreement"). As a result of the acquisition, Polexis Inc. became a wholly owned subsidiary of SYS and, therefore, will be included in the consolidated financial results of SYS effective for periods subsequent to March 31, 2004.

Proceeds from the recently completed $3.2 million Subscription Offering were used to pay the cash portion of the transaction.

The description contained in this Item 2 of the transactions contemplated by the Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to a Form SB-2 Registration Statement on April 19, 2004.

Item 7. Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial statements required by this Item 7 will be filed by amendment.

(b) Pro forma financial information.

The financial information required by this Item 7 for the combined results of SYS and the Company will be filed in a Form SB-2 Registration Statement on April 19, 2004.

(c) Exhibits.

Exhibit	Description
2.1	Press release dated March 31, 2004

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.
SYS (Registrant)

Date: April 15, 2004	By: /s/ Michael W. Fink Michael W. Fink, Secretary

NEWS ANNOUNCEMENT	SYS Contact: Edward M. Lake Chief Financial Officer PH: (858) 715-5500 Ext. 303 Email: elake@systechnologies.com
SYS TECHNOLOGIES ACQUIRES POLEXIS --Broadens Capabilities Offered To Government Customers-- --Acquisition Expected to be Accretive to Earnings--
SAN DIEGO, CA, April 1, 2004 - SYS Technologies ("SYS") (OTCBB: SYYS), a provider of systems engineering and management services, today announced that it has acquired Polexis, Inc., a privately held, San Diego-based provider of advanced data management software, for approximately $6 million in cash, stock, notes, and assumption of debt.

Polexis, a provider of advanced data management software in support of enterprise operations and mission-critical decision making, recorded revenues of approximately $8 million for the twelve months ending June 30, 2003 . Polexis, whose primary customer is the Department of Defense (DOD), provides the DOD with information tools that transform time-critical and rapidly changing data into information delivered to decision makers. Polexis solutions offer customers real-time access to and analysis of vital information, improving the speed and effectiveness of operations.

Cliff Cooke, Chief Executive Officer of SYS Technologies, said, "The acquisition of Polexis broadens SYS Technologies' capabilities that can be offered to its government customers. Polexis' state-of-the-art Java-based software development capability fills a void in our overall system engineering capability. The company's Extensible Information Systems (XIS) product is a real-time information integration platform that empowers developers to quickly and efficiently integrate disparate data sources together, apply business rules and processes, and interface to legacy or future applications."

Mr. Cooke continued, " Rich Kadel , CEO of Polexis, and his team will provide the capability for SYS to move forward on many of the ideas and concepts to rapidly fuse disparate information and make it available to battle field commanders. We expect Polexis to be accretive to earnings."

Kadel said, "Our team is excited to have the opportunity to contribute our expertise to SYS Technologies' team of problem solvers. We expect to continue to provide quality support to our current customers and also utilize the collective capabilities to support the customer base of both SYS and Polexis. We also now have the resources to pursue new opportunities that were previously unavailable to us as a small company."

Ken Regan, Sr. Vice President of SYS' Integrated Information Solutions Division said that "the integration of the SYS Technologies 'Top-Vu' situational awareness tool with 'XIS' real time data management system will provide our customers a complete data visualization decision making and analysis system."

SYS Technologies has provided engineering, technical, financial and management services to commercial and U.S. government customers since 1966. It currently has several multiple-year management and engineering service contracts with the U.S. Navy and General Services Administration. The Company is publicly traded (OTCBB: SYYS). SYS Technologies is headquartered in San Diego at 5050 Murphy Canyon Road , San Diego , California 92123 and has offices in Oxnard , California and Arlington and Chesapeake , Virginia . For additional information, visit the SYS Technologies web site at www.systechnologies.com.

This press release includes "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Company's strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public market and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company including risks that are disclosed in the Company's Securities and Exchange Commission filings.

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